Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600
News Release
For immediate release April 26, 2010	For more information contact: Investors: John Hobbs 1-800-858-5347 Media: Kathy Budinick 1-888-467-3751

Plum Creek Timber Company, Inc. Reports Results for First Quarter 2010

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced first quarter earnings of $87 million, or $0.54 per diluted share, on revenues of $317 million. Results for the first quarter of 2010 include an $11 million ($0.07 per diluted share) after-tax gain on the sale of certain natural gas assets. As a result, income from continuing operations for the first quarter was $76 million, or $0.47 per diluted share. Earnings for the first quarter of 2009 were $157 million, or $0.95 per diluted share, on revenues of $470 million.

Results for the first quarter of 2009 include the effect of a $7 million after-tax ($12 million pre-tax) impairment charge related to the company’s lumber manufacturing business, which reduced net income by $0.04 per diluted share; and approximately $2 million after-tax ($3 million pre-tax) of severance costs, which reduced net income by $0.01 per share. The 2009 first quarter’s results benefited from the reversal of prior period tax expenses and a reduction in deferred tax liability. These changes resulted in a one-time tax benefit of approximately $8 million, or $0.05 per share.

Cash provided by operating activities for the first quarter totaled $129 million. The company ended the quarter with $304 million in cash and cash equivalents.

“Our first quarter results exceeded our expectations in each of our business lines,” said Rick Holley, president and chief executive officer. “Each segment reported improved performance relative to the same period of 2009 with the exception of our real estate segment. The first-quarter 2009 real estate results were particularly strong as the result of a $250 million conservation sale.

“We are encouraged by improving prices for lumber, structural panels, and pulp and paper products. This should lead to improving demand and prices for our timber as the economic recovery takes hold. Interest and activity in rural land markets have improved from the low levels we experienced in 2009; and the right-sizing of our manufacturing businesses has returned the segment to profitability. In addition, our debt reduction and cost management efforts have reduced interest costs and overhead expenses. We remain conservatively positioned as the pace and timing of the recovery remains uncertain; however, we expect each of our businesses to benefit as markets improve.”

Plum Creek Timber Company Reports Results

Review of Operations

The Northern Resources segment reported operating profit of $4 million during the first quarter, a $2 million improvement compared to the first quarter of 2009. Lower costs and recovering sawlog markets improved profits compared to the year-ago period. Northern harvests were 1.15 million tons, similar to the harvest level of the first quarter of 2009. Northern sawlog prices continued to recover from the trough levels set during the first half of 2009. Average sawlog prices were $2 per ton, or about 4 percent, higher than the prices of the first quarter of 2009. Northern pulpwood prices have been stable at $38 per ton since the second quarter of 2009, but were down $5 per ton, or 11 percent, compared to the first quarter of 2009.

Operating profit in the Southern Resources segment was $30 million, compared to $20 million reported for the same period of 2009. Exceptionally strong pulpwood prices and higher sawlog harvest volumes helped to improve first quarter results. Pulpwood shortages were brought on by extremely wet winter weather in the region. As a result, southern pulpwood prices increased approximately $3 per ton, or 30 percent, to $13 per ton during the quarter and were $2 per ton higher than the first-quarter 2009 levels. The company responded to the strong demand for pulpwood, increasing its harvest above its initial plans. As a result, the pulpwood harvest was approximately 3 percent higher than the first quarter of 2009. Southern sawlog prices were influenced by the wet weather as well. Throughout the region, sawmills found it difficult to maintain adequate log inventories. Southern sawlog prices were up 10 percent from the fourth quarter of 2009, but were off slightly from first quarter 2009. As planned, the sawlog harvest increased 330,000 tons from its record-low 940,000 ton harvest during the first quarter of 2009.

The Real Estate segment reported revenue of $99 million and operating income of $62 million; below the results for the first quarter of 2009 when the company completed a $250 million sale of conservation lands in Montana. First quarter 2009 operating income was $170 million, of which $162 million was from the Montana sale.

The first quarter 2010 results include the sale of 24,000 acres of large, non-strategic timberlands located in the South for $32 million, or approximately $1,300 per acre. In addition, the company completed the sale of 35,000 acres of conservation lands located in Wisconsin and Arkansas for $19 million, or approximately $550 per acre. Small, non-strategic timberland sales of nearly 30,000 acres captured values of approximately $900 per acre while sales of 9,000 acres of recreation lands captured average values of more than $2,100 per acre. The 730 acres of development properties sold for approximately $3,100 per acre. Consistent with the experience of recent quarters, the lands sold during the quarter were concentrated in the lower-value Lake States and Gulf South regions.

The Manufacturing segment reported operating income of $4 million, up significantly from the $22 million operating loss reported during the first quarter of 2009. The first quarter 2009 loss included a $12 million pre-tax impairment charge of certain lumber manufacturing operations and $2 million of severance costs related to staff reductions in the segment. Operating results in each product line improved from the low levels of the first quarter of 2009. Plywood and medium density fiberboard sales volumes increased 27 percent and 4 percent, respectively, while average sales prices were approximately 3 percent lower for both products compared to the first quarter of 2009. Lumber results improved significantly over the past year, as the company’s right-sizing efforts returned the business to profitability.

Plum Creek Timber Company Reports Results

Outlook

During the second quarter, Northern harvests are typically at their lowest level of the year as thawing spring weather restricts harvesting activities. Both sawlog and pulpwood harvests in the Northern Resources segment will be lower than the first quarter’s level and slightly lower than those during the second quarter of 2009. As a result of the seasonally low harvest levels, the company expects to report a modest operating loss during the quarter in the Northern Resources segment.

The Southern harvest is expected to be similar to the first quarter’s level.

Second quarter Real Estate segment sales are expected to be between $35 million and $40 million. As in years past, the segment’s results are expected to exhibit a seasonal pattern of higher activity and sales levels in the second half of the year. The company expects full-year Real Estate segment sales to be between $350 million and $370 million, including the $89 million third-phase of the Montana conservation sale which will close in December.

Manufacturing results are expected to improve further as higher prices and higher seasonal demand results in improved profitability.

Reflecting the better-than-expected first quarter results and the outlook for the remainder of the year, the company now expects 2010 income from continuing operations to be between $1.30 and $1.50 per share. The company anticipates second quarter income from continuing operations to be between $0.10 and $0.15 per share.

“During the economic downturn, and through a recovery, we continue to focus on our most important job: disciplined, effective capital allocation,” continued Holley. “We believe this is the most important tool we have for long-term shareholder value creation. Active portfolio management has reduced financial risk, reduced our cash obligations, and improved the productivity and long-term financial returns from our asset base. We will continue to manage our portfolio of timberlands, and the capital they generate to produce the best possible long-term value outcome for our shareholders.”

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, April 26, at 5 p.m. EDT (2 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 54543003.

Plum Creek Timber Company Reports Results

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” information section of Plum Creek’s Web site at www.plumcreek.com.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 7 million acres of timberlands in major timber producing regions of the United States and wood products manufacturing facilities in the Northwest. For more information, visit www.plumcreek.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended
	March 31, 2010	March 31, 2009
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$151	$139
Real Estate	99	268
Manufacturing	60	58
Other	7	5

Total Revenues	317	470

Costs and Expenses:
Cost of Goods Sold:
Timber	109	108
Real Estate	35	95
Manufacturing	54	76
Other	—	—

Total Cost of Goods Sold	198	279
Selling, General and Administrative	29	32

Total Costs and Expenses	227	311

Other Operating Income (Expense), net	5	—

Operating Income	95	159

Equity Earnings from Timberland Venture	14	15

Interest Expense, net:
Interest Expense (Debt Obligations to Unrelated Parties)	20	24
Interest Expense (Note Payable to Timberland Venture)	14	14

Total Interest Expense, net	34	38

Gain on Extinguishment of Debt	—	1

Income before Income Taxes	75	137

Benefit for Income Taxes	(1)	(20)

Income from Continuing Operations	76	157

Gain on Sale of Properties, net of tax	11	—

Net Income	$87	$157

Per Share Amounts:
Income from Continuing Operations - Basic	$0.47	$0.95
Income from Continuing Operations - Diluted	$0.47	$0.95

Net Income per Share - Basic	$0.54	$0.95
Net Income per Share - Diluted	$0.54	$0.95

Weighted Average Number of Shares Outstanding
- Basic	162.9	164.7
- Diluted	163.1	164.8

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2010	December 31, 2009
	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$304	$299
Accounts Receivable	32	24
Taxes Receivable	15	15
Inventories	49	46
Deferred Tax Asset	7	6
Assets Held for Sale	87	115
Other Current Assets	22	14

	516	519

Timber and Timberlands, net	3,477	3,487
Property, Plant and Equipment, net	153	156
Equity Investment in Timberland Venture	187	201
Deferred Tax Asset	12	14
Investment in Grantor Trusts (at Fair Value)	33	33
Other Assets	36	38

Total Assets	$4,414	$4,448

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$51	$55
Accounts Payable	35	32
Interest Payable	34	25
Wages Payable	9	20
Taxes Payable	13	14
Deferred Revenue	15	16
Other Current Liabilities	12	21

	169	183

Long-Term Debt	1,577	1,625
Line of Credit	320	320
Note Payable to Timberland Venture	783	783
Other Liabilities	79	71

Total Liabilities	2,928	2,982

Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding (net of Treasury Stock) - 162.9 at March 31, 2010, and 162.8 at December 31, 2009	2	2
Additional Paid-In Capital	2,236	2,233
Retained Earnings	129	110
Treasury Stock, at cost, Common Shares - 24.8 at March 31, 2010, and 24.8 at December 31, 2009	(861)	(860)
Accumulated Other Comprehensive Income (Loss)	(20)	(19)

Total Stockholders’ Equity	1,486	1,466

Total Liabilities and Stockholders’ Equity	$4,414	$4,448

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31, 2010	March 31, 2009
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$87	$157
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization (includes $10 Lumber Impairment Loss in 2009)	24	33
Basis of Real Estate Sold	32	89
Equity Earnings from Timberland Venture	(14)	(15)
Distributions from Timberland Venture	28	25
Deferred Income Taxes	1	(17)
Gain on Sales of Properties	(11)	—
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	8	(2)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	—	45
Other Working Capital Changes	(32)	(31)
Other	6	—

Net Cash Provided By Operating Activities	129	284

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(13)	(17)
Proceeds from Sales of Properties	11	—

Net Cash Used In Investing Activities	(2)	(17)

Cash Flows From Financing Activities:
Dividends	(68)	(69)
Borrowings on Line of Credit	568	225
Repayments on Line of Credit	(568)	(245)
Principal Payments and Retirement of Long-Term Debt	(53)	(105)
Acquisition of Treasury Stock	(1)	(87)

Net Cash Used In Financing Activities	(122)	(281)

Increase (Decrease) In Cash and Cash Equivalents	5	(14)
Cash and Cash Equivalents:
Beginning of Period	299	369

End of Period	$304	$355